SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 13, 2009

OPHTHALMIC IMAGING SYSTEMS

(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	1-11140	94-3035367
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

221 Lathrop Way, Suite I Sacramento, California	95815
(Address of Principal Executive)	(Zip Code)

(Registrant’s telephone number, including area code): (916) 646-2020

                                                             Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

As previously reported, on March 25, 2008 Ophthalmic Imaging Systems, a California corporation (“OIS” or the “Company”), MV Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary of OIS and MediVision Medical Imaging Ltd., an Israeli company (“MediVision”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

On March 16, 2009, the Company and MediVision, entered into an Agreement to Terminate Merger Agreement (the “Termination Agreement”) pursuant to Section 8.01 of the Merger Agreement. Section 8.01 of the Merger Agreement provides that the Merger Agreement may be terminated and the merger transaction contemplated therein may be abandoned at any time prior to the Effective Time (as defined in the Merger Agreement), by mutual written consent of the Company and MediVision as authorized by their respective boards of directors. The Company and MediVision entered into the Termination Agreement because of the exorbitant costs the companies and associated stockholders would incur as a result of regulatory requirements that need to be fulfilled to consummate the merger.

The foregoing description of the Termination Agreement is only a summary and is qualified in its entirety by reference to the full text of the Termination Agreement a copy of which is filed herewith as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement

Information set forth in Item 1.01 is incorporated herein by reference.

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of  Principal Officers.

On March 13, 2009, Yigal Berman notified the Company of his resignation from the Company’s board of directors (the “Board”) as a result of health issues, effective immediately. As of such date, Mr. Berman was the Chairman of the Board and Chairman of its Audit, Compensation, Option, and Nominations Committees of the Board. Mr. Berman’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations or policies.

Also on March 13, 2009, the Board elected Uri Ram as an independent member of the Board, effective immediately. The Board has the power to fill the vacancy of the Board pursuant to Article II, Section 4 of the Amended and Restated Bylaws of the Company. On March 18, 2009, the Board appointed Mr. Ram as its Chairman as well as Chairman of the Audit Committee and as a member of the Compensation, Option and Nominations Committees. Mr. Ram was not selected as a director pursuant to any arrangement or understanding between Mr. Ram and any other person. There are no transactions in which either Mr. Ram has an interest requiring disclosure under Item 404(a) of Regulation S-K. The press release associated with these appointments has been attached to this Current Report as Exhibit 99.1 and is incorporated by reference herein.

Pursuant to a letter agreement dated March 13, 2009 with Mr. Ram, the Company agreed to pay Mr. Ram in four equal quarterly installments, an annual retainer in the aggregate amount of $24,000 for his attendance at up to five Board or Committee meetings per quarter and $100 per hour, not to exceed $500 per day, for attendance at Board meetings in excess of five Board meetings per quarter.

Uri Ram, 60, has served as an observer on OIS’ Board of Directors since May 2008. Currently, he serves as the Sr. Vice President and Chief Financial Officer of Gefen Inc. and is the CEO/Owner of Juram Ltd. and Irams Inc., management consulting companies that also invest in new startups. Since 1990, Mr Ram has served as the President of Del-Ta Engineering & Equipment Ltd., a holding company with $30 million in sales; and as the Senior VP of Inter-Gamma Investment Ltd. Inter-Gamma Investment Ltd. is a major shareholder of MediVision Medical Imaging Ltd., our parent company. Mr. Ram has a Master of

Arts degree from Israel National Defense College, and a Bachelor of Economics and Political sciences from Bar Ilan University and participated in an EMBA program at the Tel Aviv University. Mr. Ram is a retired Brigadier General of the Israeli Air Force.

Item 7.01	Regulation FD Disclosure.

On March 19, 2009, the Company issued the press release attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Termination Agreement
99.1	Press release of the Company dated March 19, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 19, 2009	OPHTHALMIC IMAGING SYSTEMS

		By:	/s/ Ariel Shenhar
		Name:	Ariel Shenhar
		Title:	Chief Financial Officer